Exhibit 10.5

AMENDMENT NO. 2 TO
SUBORDINATED CONTINGENT SECURED PROMISSORY NOTE

THIS AMENDMENT NO. 2 TO SUBORDINATED CONTINGENT SECURED PROMISSORY NOTE (the “Amendment”) is entered into as of August 31, 2010, by and between EMRISE Electronics Corporation, a New Jersey corporation (the “Company”), and                                       (“Holder”) and amends that certain Subordinated Continent Secured Promissory Note (the “Note”) dated August 20, 2008 by and between the Company and Holder in the original principal amount of up to                        Dollars ($                          ), as amended by Amendment No. 1 dated as of November 20, 2009.  All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Note.

NOW, THEREFORE, the Company and Holder do hereby agree as follows:

1.             Amendments.

(a)           Definition of Maturity Date.  The definition of “Maturity Date” in Section 1 is hereby replaced in its entirety with the following:

“Maturity Date” shall mean August 31, 2013; provided that if all of the outstanding stock of EMRISE Corporation or substantially all of the assets of EMRISE Corporation and its subsidiaries are sold in one transaction, then the Maturity Date shall be the date of the closing of such transaction.

(b)           Definition of Senior Indebtedness.  The definition of “Senior Indebtedness” in Section 1 is hereby replaced in its entirety with the following:

“Senior Indebtedness” shall mean the principal of and unpaid interest on all indebtedness of Parent or any Subsidiary regardless of whether incurred on, before or after the date of this Note (i) for money borrowed from any bank, savings and loan or other financial institution (including without limitation money borrowed from GVEC Resource IV Inc. and Lloyds TSB Commercial Finance Limited and their participants, successors and assigns), and is evidenced by notes, bonds, debentures or other written obligations in an amount not to exceed Fifteen Million Dollars ($15,000,000) without the prior written approval of Noteholder (which shall not be unreasonably withheld) and, in any event, shall not exceed Twenty Million Dollars ($20,000,000); and (ii) any renewals or extensions of any indebtedness described in (i) above; provided, however, that the term shall not include (w) any lease financing arrangement involving Parent or any Subsidiary, (x) trade debt of Parent or any Subsidiary, (y) indebtedness which by the terms of the instrument creating or evidencing it is subordinated to or on a parity with this Note, and (z) money borrowed from Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 18, 1995, or Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (collectively referred to as “McDermott and Yost”) relating to the purchase by Parent of all of the capital stock of Larus Corporation (except that the debt owed to McDermott and Yost is secured by the assets of CXR Larus Corporation in a position that has priority over the security interest position to be granted to Noteholders).

(c)           Payments of Principal and Interest.

(i)            Section 3.1 is hereby replaced in its entirety with the following:

The Company shall make no principal payments during the period commencing on the Issuance Date and ending on September 30, 2012.  On October 1, 2012 and on the first business day of each of the three subsequent calendar quarters after such date, the Company shall make principal payments on the Note in the amount of                      .

(ii)           Section 3.2 is hereby replaced in its entirety with the following:

Commencing on October 1, 2010, and on the first business day of each calendar quarter thereafter until the Maturity Date, the Company shall make quarterly payments of interest on the outstanding principal amount of the Note.

(iii)          Section 3.3 is hereby replaced in its entirety with the following:

The outstanding principal amount, together with all accrued and unpaid interest on this Note, shall be due and payable on the Maturity Date or such earlier time as provided herein.

(iv)          As of August 31, 2010, the principal balance of the Note is                         and notwithstanding any provision to the contrary in the Note, as amended through the date hereof, or the 2008 Stock Purchase Agreement, such principal balance shall not decrease, except in the event of payment.

2.             Covenants, Asset Dispositions.  Section 8.2(a) shall be amended to substitute the words “any Subsidiary” (with the meaning of Subsidiary as defined in the Security Agreement) for “ACC” in each instance.

3.             Further Assurances.  Each of the parties hereby agrees that it shall execute and deliver all additional documents and take such further actions reasonably required to implement the terms and intent of this Amendment.

4.             Remaining Provisions of the Note.  All sections and/or paragraphs of the Note not otherwise amended, modified or restated in this Amendment shall remain in full force and effect and as set forth in the Note; provided, however, that in the event of any discrepancy or inconsistency between the Note and this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed and acknowledge this Amendment as of the date first written above.

THE COMPANY:	EMRISE Electronics Corporation

	By:	/s/ Carmine T. Oliva
	Name:	Carmine T. Oliva
	Its:	Chief Executive Officer

HOLDER: